EXHIBIT 21

SUBSIDIARIES OF C.H. ROBINSON WORLDWIDE, INC.

The following is a list of subsidiaries of the Company as of December 31, 2006, omitting some subsidiaries which, considered in aggregate, would not constitute a significant subsidiary.

Name	Where incorporated
C.H. Robinson International, Inc.	Minnesota, USA

C.H. Robinson Worldwide Chile, S.A.	Chile

C.H. Robinson Venezuela, C.A.	Venezuela

Spica Servicios Logisticos, C.A.	Venezuela

R.C. Aduanas, C.A.	Venezuela

C.H. Robinson de Mexico, S.A. de C.V.	Mexico

C.H. Robinson Company (Canada) Ltd.	Canada

C.H. Robinson Company	Delaware, USA

C.H. Robinson Company LP	Minnesota, USA

C.H. Robinson Company, Inc.	Minnesota, USA

CHR Aviation LLC	Minnesota, USA

Robinson Holding Company	Minnesota, USA

Wagonmaster Transportation Co.	Minnesota, USA

Payment & Logistics Services, Inc.	Minnesota, USA

T-Chek Systems, Inc./Les Sytemes T-Chek, Inc.	Minnesota, USA

C.H. Robinson Worldwide Foundation	Minnesota, USA

C.H. Robinson Worldwide Logistics (Dalian) Co. Ltd	China

C.H. Robinson Worldwide (Hong Kong) Ltd	Hong Kong

C.H. Robinson Worldwide Argentina, S.A.	Argentina

Robinson Logistrica Do Brasil Ltda	Brazil

C.H. Robinson Czech Republic s.r.o.	Czech Republic

C.H. Robinson SAS	France

C.H. Robinson France SARL.	France

C.H. Robinson Worldwide GmbH	Germany

C.H. Robinson Deutschland GmbH	Germany

C.H. Robinson Hungary, LLC (C.H. Robinson Hungaria Kft)	Hungary

C.H. Robinson Europe BV Ireland	Ireland

Robinson Italia S.r.l.	Italy

C.H. Robinson International Italy, SRL	Italy

C.H. Robinson Europe B.V.	Netherlands

C.H. Robinson Poland Sp. z.o.o.	Poland

C.H. Robinson Iberica	Spain

C.H. Robinson (UK) Ltd	England

C.H. Robinson Worldwide Freight India Private Limited	India

C.H. Robinson Worldwide Singapore Pte. Ltd	Singapore